Exhibit 10.1
COMARCO, INC.
EXECUTIVE INCENTIVE BONUS PLAN
1. Purposes
     The Comarco, Inc. Executive Incentive Bonus Plan is a component of the Company’s overall strategy to pay its employees for performance or for such other reasons that the Committee, in its discretion, deems appropriate or advisable. The purposes of this Plan are to: (a) motivate executives by tying their compensation to performance; (b) reward exceptional performance and contributions that support overall Company objectives; and (c) attract and retain top performing employees.
2. Definitions
     (a) “Award” means any cash payment made under the Plan.
     (b) “Code” means the Internal Revenue Code of 1986, as amended.
     (c) “Committee” means the Compensation Committee of the Company’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof.
     (d) “Company” means Comarco, Inc., a California corporation, and any entity, including any “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code, which together with the Company, is under common control within the meaning of Section 414 of the Code.
     (e) “Covered Individuals” means, with respect to any fiscal year, any executive officer of the Company or of any subsidiary or any other key employee of the Company or any subsidiary selected by the Committee to be eligible to receive an Award.
     (f) “Discretionary Award” means any cash incentive payment made under Section 6(b) of this Plan.
     (g) “Participant” means any Covered Individual selected by the Committee to receive an Award under this Plan with respect to any given fiscal year of the Company. A Participant may be a person who becomes an executive during the year.
     (h) “Performance Award” means any cash incentive payment made under Section 6(a) of this Plan.
     (i) “Performance Measure” means one or more performance measures or metrics selected by the Committee to measure Company, affiliate, and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a pre-established target, to previous year’s (or other period’s) results or to a peer group or index), which such measures or metrics may include (but need not be limited to) any of the following: (i) basic or diluted earnings per share; (ii) sales or revenues (gross or net); (iii) gross margins; (iv) earnings before interest and taxes or other similar calculations (in total or on a per share basis); (v) net income, operating income or operating margin; (vi) returns on equity, assets, capital, revenue or other measures or metrics; (vii) economic value added; (vii) liquidity, working capital or cash flow (including such ratios and measurements relating thereto as the Committee determines); (ix) total shareholder return; (x) product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, sales of assets of affiliates or business units; (xi) restrictions, covenants and ratios in material contracts, credit facilities and other material agreements; and (xii) such other measures or metrics as determined by the Committee, including such subjective criteria as the Committee may determine. Each such measure or metric shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company or such other standard or method of calculation or measurement as so determined by the

Committee. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.
     (j) “Performance Period” means one or more periods of time, as the Committee may designate, over which the attainment of one or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of a Performance Award.
     (k) “Plan” means this Plan, which shall be known as the Comarco, Inc. Executive Incentive Bonus Plan.
3. Administration
     (a) Subject to Section 3(c) below, the Plan shall be administered by the Committee and the Committee shall have the authority to:
     (i) interpret and determine all questions of policy and expediency pertaining to the Plan;
     (ii) adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;
     (iii) select Participants to receive Awards;
     (iv) determine the terms and conditions of Awards;
     (v) determine whether an Award shall be a Performance Award or a Discretionary Award;
     (vi) determine amounts subject to Awards (within the limits prescribed in Sections 6(a) and 6(b) of the Plan);
     (vii) determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of the Company or an acquired business unit;
     (viii) grant waivers of Plan or Award conditions;
     (ix) accelerate or delay the payment of Awards or otherwise subject Awards to recapture, restrictions or forfeiture conditions;
     (x) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award, any Award notice or other document prepared in connection with the Plan;
     (xi) take any and all other actions it deems necessary or advisable for the proper administration of the Plan and any Award;
     (xii) adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Participants to receive Awards; and
     (xiii) amend or modify any Award, including applicable Performance Measures, at any time and from time to time.
     (b) The Committee may delegate its authority to grant and administer Awards to a separate committee or to other persons.
     (c) Notwithstanding Section 3(a) above, the Company’s Board of Directors shall retain final authority with respect to any Awards granted to the Company’s Chief Executive Officer and all decisions, determinations and interpretations of, and all actions taken by, the Committee with respect to such Awards shall be subject to the approval, confirmation or ratification of the Board of Directors of the Company (which deliberations shall exclude the Company’s Chief Executive Officer).
     (d) All decisions, determinations and interpretations of, and all actions taken by, the Committee or the Board of Directors of the Company in good faith shall be final, binding and conclusive on all persons, including the Company, the Participants and their estates and beneficiaries.
4. Eligibility
     Only Covered Individuals designated by the Committee as eligible may become Participants in the Plan.
5. Performance Goals
     (a) The Committee shall establish Performance Measures applicable to a particular Performance Period prior to its start, provided, however, that such Performance Measures may be established after the start of the Performance Period in the Committee’s discretion.
     (b) The Committee shall determine the target level of performance or performance target “zones” that must be achieved with respect to each criterion that is identified in a Performance Measure in order for a Performance Measure to be treated as attained.
     (c) In the event Performance Measures are based on more than one business criterion, the Committee may determine to make Performance Awards upon attainment of the Performance Measure relating to any one or more of such criteria.
     (d) As soon as reasonably practicable following the conclusion of each fiscal year (or longer or shorter Performance Period as may be applicable) and prior to the payment in respect of any Performance Award under the Plan, the Committee shall certify, in writing, if and the extent to which the Performance Measure(s) have been satisfied and the proposed payment to be awarded to each Participant for the Performance Period.
6. Awards
     (a) Performance Awards may be made on the basis of Company, affiliate, geographic and/or business unit Performance Measure(s) and formulas determined by the Committee. Notwithstanding any other provision of the Plan to the contrary, the maximum amount payable under a Performance Award to any Participant with respect to any fiscal year of the Company shall not exceed $500,000.
     (b) Discretionary Awards may be made by the Committee, in its judgment, for reasons or in amounts all as determined by the Committee in its discretion. Notwithstanding any other provision of the Plan to the contrary, the maximum amount payable under a Discretionary Award to any Participant with respect to any fiscal year of the Company shall not exceed $200,000.
     (c) The Committee, in its discretion, may increase, reduce or eliminate a Participant’s Award at any time before it is paid, regardless of whether such Award is a Performance Award or a Discretionary Award.
     (d) The payment of an Award requires that the Participant be an active employee and on the Company’s payroll on the day the Award is paid to receive any portion of the Award. The Committee may make exceptions to this requirement in the case of retirement, death or disability, or in the case of a corporate change in control as determined by the Committee in its sole discretion.
     (e) The Company will withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

7. General
     (a) The Plan shall become effective as of March 23, 2010, the date of approval of the Plan by the Board of Directors.
     (b) No rights of a Participant under the Plan shall be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.
     (c) Participation in the Plan shall not give any Covered Individual any right to remain in the Company’s employ or any other employment rights. Further, the adoption of this Plan shall not be deemed to give any Covered Individual or other individual the right to be selected as a Participant or to be granted an Award.
     (d) To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company’s.
     (e) The Plan shall be governed by and construed in accordance with the laws of the State of California (without regard to principles of conflicts of law).
     (f) The Board may modify, amend or terminate the Plan at any time and for any reason.

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